Exhibit 99.1

          Teletouch Reports Results for Fourth Quarter and Fiscal 2004

     TYLER, Texas--(BUSINESS WIRE)--Aug. 31, 2004--Teletouch Communications, Inc. (AMEX:TLL) today reported results for the fourth quarter and year ended May 31, 2004.
     "Our two-way radio division had record sales in the fourth quarter as state and local governments began to upgrade their radio systems as a result of increased funding for Homeland Security," stated J. Kernan Crotty, President of Teletouch Communications, Inc. "We anticipate the increased demand for two-way radio equipment will continue into fiscal 2005. Additionally, during the quarter, Teletouch completed the acquisition of Preferred Networks, Inc. which will allow the Company to provide paging service throughout most of Georgia."
     "In the fourth quarter, we formed a new subsidiary, Visao Systems, Inc., to focus on telemetry sales. We recorded the first sales of our LifeGuard telemetry device, a personal monitoring unit, in the fourth quarter to a Fortune 50 company. We have a number of telemetry devices in trial programs with customers but the sales cycle is a lot longer than we had expected and we will be monitoring and assessing the division's progress over the next six months," concluded Mr. Crotty.

     Fourth Quarter 2004 Results

     Total revenues for the fourth quarter were $6.7 million compared with $7.4 million in the fourth quarter of fiscal 2003. The decline in revenue since last year was primarily due to fewer pagers in service. Pagers in service declined 22.8% to 168,000 compared with 217,700 for the fourth quarter of fiscal 2003. The decline in pagers in service was the result of lower demand for one-way paging services. Product sales increased to $1,322,000 compared with $923,000 in the fourth quarter of last fiscal year primarily due to higher sales of two-way radio equipment, offset by lower sales of paging equipment.
     Net loss applicable to common stockholders was $135,000 in the fourth quarter of fiscal 2004 compared with net income applicable to common stockholders of $484,000 in the fourth quarter of fiscal 2003. Net loss per diluted share was $0.03 on 4.5 million weighted average shares outstanding compared with net income per share of $0.01 on 54.6 million weighted average shares outstanding in the same period of the prior year.

     Fiscal 2004 Results

     Total revenues for fiscal 2004 were $26.8 million compared with $34.8 million in fiscal 2003. The decline in revenues was due to fewer pagers in service. Pagers in service declined to 168,000 at fiscal year end compared with 217,700 at fiscal year end 2003.
     Teletouch reduced total debt in fiscal 2004. At fiscal year-end, short-term debt was $0 compared with $109,000 in fiscal 2003. Long-term debt was reduced to $448,000 in fiscal 2004 compared with $760,000 in fiscal 2003.
     Teletouch's operating loss was $166,000 in fiscal 2004 compared with operating loss of $1,688,000 million in fiscal 2003. The reduction in operating loss, excluding restructuring costs, was primarily due to Teletouch's exit of its retail distribution channel in fiscal 2003. Costs declined for operations, selling, general and administrative, and depreciation and amortization by 15.2% to $19.6 million in fiscal 2004 compared with $23.2 million in the prior year but increased to 73% of revenues in 2004 compared with 67% of revenues in 2003.
     The Company recorded a net loss applicable to common stockholders of $519,000, or $0.11 per diluted share, in fiscal 2004 compared with net income available to common stockholders of $35.6 million, or $0.39 per diluted share, in fiscal 2003. The fiscal 2003 results include a $36.4 million gain on preferred stock transaction.

     About Teletouch Communications, Inc.

     Teletouch Communications provides wireless messaging, telemetry services, cellular and two-way radio communications services in Alabama, Arkansas, Georgia, Florida, Louisiana, Mississippi, Missouri, Oklahoma, Texas and Tennessee. The Company focuses on smaller metropolitan markets where it believes there is less competition and more opportunity for internal growth than in larger metropolitan areas. Teletouch's common stock is traded on the American Stock Exchange under the stock symbol TLL.

     Additional financial information on Teletouch is available at the Internet web address: http://www.teletouch.com

     Teletouch Paging services are available at: http://www.teletouch.com

     The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, pricing by competitors, entry of new competitors, changes in the paging industry, regulatory approvals and developments and other risks detailed in current filings with the Securities and Exchange Commission.


                         TELETOUCH COMMUNICATIONS, INC.
                              Financial Highlights
               (In thousands, except shares and per share amounts)

                         Three Months Ended         Year Ended
                         May 31,     May 31,     May 31,     May 31,
                          2004        2003        2004        2003
                       ----------  ----------  ----------  ----------

Service, rent and
 maintenance revenue       $5,376      $6,516     $23,192     $27,929
Product sales revenue       1,322         923       3,562       6,893
                       ----------  ----------  ----------  ----------
  Total revenues            6,698       7,439      26,754      34,822

Net book value of
 products sold             (1,299)       (855)     (3,184)     (5,315)
                       ----------  ----------  ----------  ----------
                            5,399       6,584      23,570      29,507
                       ----------  ----------  ----------  ----------

Operating income (loss)        19         480        (166)     (1,688)

Net income (loss)            (135)        484        (519)       (761)
Net income (loss)
 applicable to common
 shareholders               $(135)       $484       $(519)    $35,616

Earnings (loss) per
 share
  Basic                    $(0.03)      $0.01      $(0.11)      $1.21
  Diluted                  $(0.03)      $0.01      $(0.11)      $0.39

Weighted average shares
 outstanding
  Basic                 4,546,980  48,534,480   4,546,980  29,333,867
  Diluted               4,546,980  54,566,522   4,546,980  92,053,503


                         TELETOUCH COMMUNICATIONS, INC.
                        Selected Balance Sheet Highlights
                                 (In thousands)

                                                 May 31,     May 31,
                                                  2004        2003
                                               ----------  ----------

Cash and cash equivalents                             $72        $688
Short-term debt                                        --         109
Current portion of long-term debt                      45          --
Long-term debt, net of current portion                448         760


     CONTACT: Teletouch Communications, Inc.
              Robert M. McMurrey, 800-865-8353